AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON NOVEMBER 17, 2005

Registration No. 333-
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
Dearborn Bancorp, Inc.
(Exact name of registrant as specified in its charter)

Michigan (State or jurisdiction of incorporation or organization)	38-3073622 (I.R.S. Employer Identification No.)

1360 Porter Street
Dearborn, Michigan 48124-2823
(313) 565-5700
(Address, including zip code, and telephone number, including area code of registrant’s principal executive office)
2005 LONG-TERM INCENTIVE PLAN
(Full Title of the Plan)
MICHAEL J. ROSS, PRESIDENT
Dearborn Bancorp, Inc.
1360 Porter Street
Dearborn, Michigan 48124-2823
(313) 565-5700
(Name, address, including zip code, and telephone number, including area code, of agent for service)
Copies of Communications to:
VERNE C. HAMPTON II
Dickinson Wright PLLC
500 Woodward Avenue, Suite 4000
Detroit, Michigan 48226-3425
CALCULATION OF REGISTRATION FEE

Title of Each Class of		Proposed Maximum	Proposed	Amount of
Securities to be	Amount to	Offering Price	Maximum Aggregate	Registration
Registered	be Registered (1)	Per Share (2)	Offering Price	Fee
Common Stock	300,000 shares	$25.75	$7,725,000	$909.23

(1)	Pursuant to Rule 416(a), this Registration Statement also covers such indeterminate number of additional shares of Common Stock as may be issuable by reason of the antidilution provisions of the Long-Term Incentive Plan in the event of stock splits, stock dividends or similar transactions.

(2)	Computed solely for the purpose of determining the registration fee pursuant to Rule 457(c) and based on the average of the high and low sales prices on November 14, 2005 as reported on the Nasdaq National Market.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
ITEM 3. INCORPORATION OF DOCUMENTS BY REFERENCE.
     The following documents filed with the Securities and Exchange Commission (the “Commission”) are hereby incorporated herein by reference:
     (a)      Dearborn Bancorp Inc.’s (the “Company”) Annual Report on Form 10-K for the fiscal year ended December 31, 2004.
     (b)      The Company’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2005, June 30, 2005 and September 30, 2005.
     (c)      The Company’s Current Reports on Form 8-K dated January 18, 2005, April 19, 2005, May 19, 2005, July 19, 2005 and October 18, 2005.
     (d)      The description of the Company’s common stock contained in the Company’s registration statement on Form S-2. (Registration No. 333-116857)
     All reports and other documents filed by the Company pursuant to Section 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents. Any statements contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes hereof to the extent that a statement contained herein (or in any other subsequently filed document which is also incorporated by reference herein) modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed to constitute a part hereof except as so modified or superseded.
ITEM 4. DESCRIPTION OF SECURITIES.
     Not applicable.
ITEM 5. INTERESTS OF NAMED EXPERTS AND COUNSEL.
     Not applicable.
ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS.
     Sections 561-575 of the Michigan Business Corporation Act, as amended, grant to the Company broad powers to indemnify any person in connection with legal proceedings brought against that person by reason of their present or past status as an officer or director of the Company, provided that the person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company, and with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The Michigan Business Corporation Act also gives broad powers to indemnify defined persons against expenses and reasonable settlement payments in connection with any action by or in the right of the Company, provided the person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company, except that no indemnification may be made if that person is adjudged to be liable to the Company unless and only to the extent the court in which that action was brought determines upon application that, despite the adjudication, but in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for reasonable expenses as the court deems proper. In addition, to the extent that any specified person is successful in the defense of any defined legal proceeding, the Company is required by the Michigan Business Corporation Act to indemnify him against expenses, including attorneys’ fees, that are actually and reasonably incurred by him in connection with the proceeding.
     The Company’s Articles of Incorporation provide that the Company shall indemnify its directors and officers to the fullest extent permitted by law. The Articles of Incorporation further provide that any persons who are not directors or officers may be similarly indemnified to the extent authorized by the Board of Directors.
     Federal Deposit Insurance Corporation regulations impose limitations on indemnification payments which could restrict, in certain circumstances, payments by the Company to its respective directors or officers otherwise permitted under the Michigan Business Corporation Act or the Michigan Banking Code.
     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Company pursuant to the provisions discussed above or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.
ITEM 7. EXEMPTION FROM REGISTRATION CLAIMED.
     Not applicable.
ITEM 8. EXHIBITS.

Exhibit No.	Description
*5	Opinion of Dickinson Wright PLLC

*23.a	Consent of Crowe Chizek and Company LLC

*23.b	Consent of Dickinson Wright PLLC, which is included as part of Exhibit 5

99	2005 Long-Term Incentive Plan. Incorporated by reference to the Exhibit filed with the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2005

*Filed herewith
ITEM 9. UNDERTAKINGS
The undersigned Company hereby undertakes: (a) 1. To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement: (i) to include any Prospectus required by Section 10(a) (3) of the Securities Act of 1933; (ii) to reflect in the Prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; (iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement; provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Company pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement. (2) That, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
The undersigned Company hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Company’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company, in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether or not such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dearborn and the State of Michigan on this 15th day of November, 2005

DEARBORN BANCORP, INC.
By:	/S/ Michael J. Ross
Michael J. Ross
Its:	President and Chief Executive Officer

     In accordance with requirements of the Securities Act of 1933, this Registration Statement or amendment thereto was signed by the following persons in the capacities indicated on November 15, 2005.

Signature	Title	Signature	Title

/S/ Michael J. Ross Michael J. Ross	President, Chief Executive Officer and Director	/S/ Donald G. Karcher Donald G. Karcher	Director

/S/ Jeffrey L. Karafa		/S/ Bradley F. Keller

Jeffrey L. Karafa	Vice President, Treasurer and Secretary (Principal Financial and Accounting Officer)	Bradley F. Keller	Director

/S/ Margaret I. Campbell		/S/ Jeffrey G. Longstreth

Margaret I. Campbell	Director	Jeffrey G. Longstreth	Director

/S/ John E, Demmer		/S/ Richard Nordstrom

John E. Demmer	Chairman of the Board and Director	Richard Nordstrom	Director

/S/ William J. Demmer		/S/ Robert C. Schwyn

William J. Demmer	Director	Robert C. Schwyn	Director

/S/ Michael V. Dorian, Jr.		/S/ Ronnie J. Story

Michael V. Dorian, Jr.	Director	Ronnie J. Story	Director

/S/ David Himick

David Himick	Director

Exhibit Index

Exhibit No.	Description
*5	Opinion of Dickinson Wright PLLC

*23.a	Consent of Crowe Chizek and Company LLC

*23.b	Consent of Dickinson Wright PLLC, which is included as part of Exhibit 5

99	2005 Long-Term Incentive Plan. Incorporated by reference to the Exhibit filed with the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2005